Exhibit 99.1

Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES

THIRD QUARTER 2006 RESULTS

2006 AND 2007 REVISED EARNINGS GUIDANCE ISSUED

Newport Beach, California – October 19, 2006 - United PanAm Financial Corp. (Nasdaq:UPFC) today announced results for its third quarter ended September 30, 2006.

For the quarter ended September 30, 2006, UPFC reported income of $4.5 million from continuing operations, compared to income of $6.4 million for the same period a year ago. Interest income increased 23% to $50.8 million for the quarter ended September 30, 2006 from $41.4 million for the same period a year ago. UPFC reported income of $0.25 per diluted share from continuing operations for the quarter ended September 30, 2006 compared to $0.34 per diluted share for the same period a year ago. The reported income in 2006 includes an after tax charge of $392,000, or $0.02 per diluted share, as a result of UPFC’s adoption of Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, on January 1, 2006.

For the nine months ended September 30, 2006, UPFC reported income of $18.0 million from continuing operations, compared to income of $18.1 million for the same period a year ago. Interest income increased 25% to $143.1 million for the nine months ended September 30, 2006 from $114.8 million for the same period a year ago. UPFC reported income of $0.95 per diluted share from continuing operations for the nine months ended September 30, 2006 compared to $0.97 per diluted share for the same period a year ago. The reported income in 2006 includes an after tax charge of $1,043,000, or $0.06 per diluted share, as a result of UPFC’s adoption of SFAS No. 123(R) on January 1, 2006 and it also includes an increase from the change in estimate related to the allowance for loan losses.

During the quarter ended September 30, 2006, UPFC repurchased 1,000,000 shares of its common stock under its publicly announced share repurchase program at an average price of $18.45 per share for an aggregate purchase price of $18.5 million. The share repurchase has reduced the percentage of outstanding shares by 5.6% to 16,789,778 at September 30, 2006 from 17,778,930 at June 30, 2006.

UPFC purchased $139.6 million of automobile contracts during the third quarter of 2006, compared with $114.6 million during the same period a year ago, representing a 22% increase. Automobile contracts outstanding totaled $803.7 million at September 30, 2006, compared with $646.7 million at September 30, 2005, representing a 24% increase.

During the nine months ended September 30, 2006, UPFC opened 18 auto finance branches bringing its total to 125 branches in 34 states. UPFC intends to continue its philosophy of controlled expansion of the auto finance branch network and expects to open 6 branches during the fourth quarter for a total of 24 branches during 2006.

The net charge-off rate was 4.73% for the twelve months ended September 30, 2006, compared with 4.60% for the twelve months ended September 30, 2005. Delinquencies over 30 days increased to 1.04% of outstanding automobile contracts at September 30, 2006, from 0.90% at December 31, 2005 and 0.81% at September 30, 2005.

A number of economic trends such as a slowing economy and lower used-vehicle values have impacted both our customer base and the severity of our average charge-off which has increased by 4% from a year ago. Because UPFC’s corporate guidelines require charging off accounts in an earlier period during the delinquency cycle, a small deterioration in credit will result in a more immediate impact to our earnings due to immediate increase in our overall loss provisions. This approach, however, does produce a lower delinquency percentage.

“The third quarter of 2006 showed continued growth of 24% in automobile contracts outstanding and 23% in revenue,” said Guillermo Bron, Chairman. “Non controllable variables, such as the slowing of the economy, increase in interest rates and the expense of options, had a negative impact on our financial performance. We continue with our strategy of controlled growth and have invested significant resources in our infrastructure to provide for such controlled growth in the future.”

Financial Highlights

Selected financial results for the three and nine months ended September 30, 2006 and September 30, 2005 are as follows:

	Three Months Ended		Change	Nine Months Ended		Change
	September 30, 2006	September 30, 2005		September 30, 2006	September 30, 2005
(In thousands, except per share data)
Contracts purchased	$139,617	$114,560	22%	$433,926	$357,679	21%
Average loans outstanding	$786,880	$632,150	24%	$738,923	$589,574	25%
Interest income	$50,815	$41,410	23%	$143,144	$114,780	25%
Interest expense	$9,674	$6,331	53%	$25,584	$16,254	57%
Net interest margin	$41,141	$35,079	17%	$117,560	$98,526	19%
Provision for loan losses	$13,016	$8,567	52%	$29,555	$21,125	40%
Non-interest expense	$20,852	$16,196	29%	$59,149	$47,792	24%
Income from continuing operations	$4,502	$6,401	-25%	$17,985	$18,076	-1%
Weighted average diluted shares outstanding	18,121	18,835	-4%	18,955	18,631	2%
Income from continuing operations per diluted share	$0.25	$0.34	-26%	$0.95	$0.97	-2%
Provision for loan loss to average loans (1)	6.56%	5.38%	1.18%	5.35%	4.79%	0.56%
Non-interest expense to average loans (1)	10.51%	10.16%	0.35%	10.70%	10.84%	-0.14%
Non-interest expense to average loans (1)& (2)	10.18%	10.16%	0.02%	10.38%	10.84%	-0.46%

(1)	Quarterly and nine month information is annualized for comparability with full year information.

(2)	Excluding option expense. (Not in conformance with GAAP)

The decrease in income from continuing operations for the three months ended September 30, 2006 compared to the same period in 2005 primarily reflects the following:

•	Interest income increased approximately $9.4 million to $50.8 million from $41.4 million primarily due to the 24% growth in the loan portfolio during the period. The increase in the total loan portfolio resulted from the purchase of additional automobile contracts in existing and new markets consistent with the planned growth of these operations.

•	Interest expense increased 53% to $9.7 million from $6.3 million primarily due to the growth in the loan portfolio and the increased cost of money due to higher interest rates, coupled with the pay down of lower priced securitizations. As a result, net interest margin decreased from 84.7% in 2005 to 81.0% in 2006.

•	Provision for loan losses increased during the quarter primarily due to the growth in the loan portfolio and an increase in the annualized charge-off rate of 5.43% for the three month ended September 30, 2006 compared to 4.58% for the same period a year ago. The increase in the provision expense is due to the 2005 contract pools tracking at a 14% higher loss rate than the 2004 contract pools. UPFC’s 14% increase is lower than the 18% increase for the overall sector per Standard and Poor’s U.S. Auto Loan Static Index and Collateral Trends Report for the third quarter 2006.

•	Non-interest expense increased as a percentage of average loans primarily as a result of investment in corporate accounting, human resources, training and information technology to support future continued branch expansion and the increase in the number of branches from 103 at September 30, 2005 to 125 at September 30, 2006. Non-interest expense for the three months ended September 30, 2006 also included an after tax charge of $392,000, or $0.02 per diluted share, as a result of UPFC’s adoption of Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, on January 1, 2006.

Securitizations

The following table lists each of UPFC’s securitizations as of September 30, 2006.

Issue Number	Issue Date	Original Balance	Balance at September 30, 2006	Original Weighted Average APR	Original Weighted Average Securitization Rate (1)	Gross Interest Rate Spread
	(Dollars in thousands)
2004A	September 2004	$420,000	$90,508	22.75%	2.62%	20.13%
2005A	April 2005	$195,000	$85,490	22.80%	3.93%	18.87%
2005B	November 2005	$225,000	$140,246	22.73%	4.78%	17.95%
2006A	June 2006	$242,000	$213,549	22.75%	5.43%	17.32%

		$1,082,000	$529,793

(1)	Excludes surety, underwriting and issuance costs.

The average monthly borrowing balance on the warehouse facility was $86.2 million and $111.3 million for the three and nine months ended September 30, 2006, respectively.

Financial Outlook

UPFC projects that the full year 2006 diluted earnings per share from continuing operations will range from $1.13 to $1.18. For the full year 2007, UPFC anticipates opening 26 additional branches and projects diluted earnings per share from continuing operations to range from $1.30 to $1.40. This projection incorporates certain assumptions, including, without limitation, the following:

•	The net interest margin as a percentage of interest income will be 81.7% for 2006 and 80.4% for 2007; and

•	The annualized charge-offs as a percentage of average loans is estimated to be 5% for 2006 and 5.25% for 2007.

This downward revision from our previous guidance is a reflection of the increase in projected losses and associated provision due to difficult economic issues currently affecting our customer base, current trends in the industry and signs of a slowing economy for the last quarter of 2006 and into 2007.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in sub-prime automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with 125 branch offices in 34 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Financial Condition

(Dollars in thousands)	September 30, 2006	December 31, 2005
Assets
Cash	$8,230	$8,199
Short term investments	9,194	13,096

Cash and cash equivalents	17,424	21,295
Restricted cash	67,204	53,058
Loans	764,197	633,656
Allowance for loan losses	(32,905)	(29,110)

Loans, net	731,292	604,546
Premises and equipment, net	5,006	3,881
Interest receivable	8,318	7,213
Deferred tax assets	12,956	12,956
Other assets	18,990	10,905
Assets of discontinued operations	—	495,318

Total assets	$861,190	$1,209,172

Liabilities and Shareholders’ Equity
Warehouse line of credit	$152,260	$54,009
Securitization notes payable	529,793	521,613
Accrued expenses and other liabilities	10,204	8,806
Junior subordinated debentures	10,310	10,310
Liabilities of discontinued operations	—	459,519

Total liabilities	702,567	1,054,257

Preferred Stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at September 30, 2006 and December 31, 2005	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 16,789,778 and 17,120,250 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	61,140	76,054
Retained earnings	97,483	80,182
Unrealized loss on securities available for sale, net	—	(1,321)

Total shareholders’ equity	158,623	154,915

Total liabilities and shareholders’ equity	$861,190	$1,209,172

United PanAm Financial Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest Income
Loans	$49,967	$40,899	$140,999	$113,604
Short term investments and restricted cash	848	511	2,145	1,176

Total interest income	50,815	41,410	143,144	114,780

Interest Expense
Securitization notes payable	7,906	4,285	19,538	11,519
Warehouse line of credit	1,549	1,876	5,431	4,266
Junior subordinated debentures	219	170	615	469

Total interest expense	9,674	6,331	25,584	16,254

Net interest income	41,141	35,079	117,560	98,526
Provision for loan losses	13,016	8,567	29,555	21,125

Net interest income after provision for loan losses	28,125	26,512	88,005	77,401

Non-interest Income
Loan related charges and fees	172	117	433	342
Other income	148	89	955	278

Total non-interest income	320	206	1,388	620

Non-interest Expense
Compensation and benefits	13,147	10,077	37,841	29,366
Occupancy	1,901	1,509	5,365	4,251
Other	5,804	4,610	15,943	14,175

Total non-interest expense	20,852	16,196	59,149	47,792

Income from continuing operations before income taxes	7,593	10,522	30,244	30,229
Income taxes	3,091	4,121	12,259	12,153

Income from continuing operations	4,502	6,401	17,985	18,076
Income (loss) from discontinued operations, net of tax	—	564	(684)	2,219

Net income	$4,502	$6,965	$17,301	$20,295

Earnings (loss) per share-basic:
Continuing operations	$0.26	$0.38	$1.03	$1.08
Discontinued operations	0.00	0.03	(0.04)	0.13

Net income	$0.26	$0.41	$0.99	$1.21

Weighted average basic shares outstanding	17,173	17,030	17,524	16,790

Earnings (loss) per share-diluted:
Continuing operations	$0.25	$0.34	$0.95	$0.97
Discontinued operations	0.00	0.03	(0.04)	0.12

Net income	$0.25	$0.37	$0.91	$1.09

Weighted average diluted shares outstanding	18,121	18,835	18,955	18,631

Net income for the three and nine months ended September 30, 2006 included stock-based compensation expense recognized under SFAS No. 123(R) of $392,000 and $1,043,000 net of tax, respectively. There was no stock-based compensation expense recognized during the three and nine months ended September 30, 2005 because the Company did not adopt the recognition provisions of SFAS No. 123(R) until January 1, 2006. In addition, the net income for the nine month ended September 30, 2006 included the impact due to the change in accounting estimate in Q1 resulting in a reduction in provision for loan losses of $1.0 million net of tax.

United PanAm Financial Corp. and Subsidiaries

Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Unrealized Gain (Loss) On Securities, Net	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2005	17,120,250	$76,054	$80,182	$(1,321)	$154,915
Net income	—	—	17,301	—	17,301
Exercise of stock options, net	669,528	(9,334)	—	—	(9,334)
Repurchase of common stock	(1,000,000)	(18,484)	—	—	(18,484)
Tax effect of exercised stock options	—	11,150	—	—	11,150
Stock-based compensation expense	—	1,754	—	—	1,754
Loss on disposition of securities, net	—	—	—	1,321	1,321

Balance, September 30, 2006	16,789,778	$61,140	$97,483	$—	$158,623

United PanAm Financial Corp. and Subsidiaries

Selected Financial Data

	At or For the Three Months Ended		At or For the Nine Months Ended
(Dollars and shares in thousands)	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Operating Data
Contracts purchased	$139,617	$114,560	$433,926	$357,679
Contracts outstanding	$803,692	$646,718	$803,692	$646,718
Unearned discount	$(39,495)	$(31,811)	$(39,495)	$(31,811)
Unearned discount to gross loans	4.91%	4.92%	4.91%	4.92%
Average percentage rate to customers	22.69%	22.74%	22.69%	22.74%
Average yield on automobile contracts, net	27.65%	28.22%	28.01%	28.21%
Loan Quality Data
Allowance for loan losses	$(32,905)	$(27,648)	$(32,905)	$(27,648)
Allowance for loan losses to gross loans net of unearned discount	4.31%	4.50%	4.31%	4.50%
Delinquencies (% of net contracts)
31-60 days	0.66%	0.52%	0.66%	0.52%
61-90 days	0.25%	0.19%	0.25%	0.19%
90+ days	0.13%	0.10%	0.13%	0.10%

Total	1.04%	0.81%	1.04%	0.81%
Repossessions over 30 days past due (% of net contracts)	0.62%	0.45%	0.62%	0.45%
Annualized net charge-offs to average loans(1)	5.43%	4.58%	4.66%	4.26%
Other Data
Number of branches	125	103	125	103
Interest Income	$50,815	$41,410	$143,144	$114,780
Interest Expense	$9,674	$6,331	$25,584	$16,254
Net interest margin	$41,141	$35,079	$117,560	$98,526
Net interest margin as a percentage of interest income	80.96%	84.71%	82.13%	85.84%
Net interest margin as a percentage of average loans (1)	20.74%	22.02%	21.27%	22.34%
Non-interest expense to average loans (1)	10.51%	10.16%	10.70%	10.84%
Return on average assets from continuing operations (1)	2.11%	2.38%	3.04%	3.87%
Return on average shareholders’ equity from continuing operations (1)	10.83%	17.57%	15.19%	19.20%
Consolidated capital to assets ratio	18.42%	12.57%	18.42%	12.57%

(1)	Quarterly and nine month information is annualized for comparability with full year information.